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                                   EXHIBIT 11
                  THE COOPER COMPANIES, INC. AND SUBSIDIARIES
               CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE FIGURES)
                                  (UNAUDITED)



                                   Three Months Ended        Six Months Ended
                                       April 30,                April 30,
                                  ------------------       ------------------
                                    1995       1994          1995        1994
                                  -------    -------       -------     ------
Net income (loss) ............    $    605    $ (3,850)    $    880    $ (9,000)
                                  ========    ========     ========    ========
Weighted average
   number of common
   shares outstanding ........      34,120      30,129       34,118      30,129

Contingently issuable
   shares                              636          -           648          -
                                    ------      ------       ------     ------
Weighted average
   number of common and
   common equivalent
   shares outstanding for
   earnings per share               34,756      30,129       34,766      30,129
                                    ======      ======       ======      ======
Earnings (loss) per
   common share                   $    .02   $(   .13)     $    .03   $(   .30)
                                    ======     ======        ======     ======



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